Exhibit (d)(viii)

Amendment to Investment Advisory Agreement

This Amendment dated as of April 30, 2017 (this “Amendment”) is to the Investment Advisory Agreement dated as of April 30, 2014, as amended (the “Agreement”), by and between ALPS Variable Investment Trust (the “Trust”), a Delaware statutory trust, and ALPS Advisors, Inc. (the “Adviser”), a Colorado corporation and investment adviser registered under the Investment Advisers Act of 1940. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

WHEREAS, the Trust and the Adviser wish to amend the Agreement in certain respects as more fully set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	Effective as of the date of this Amendment, Section 5 of the Agreement, Compensation of the Adviser, is hereby replaced in its entirety with the following:

5.
Compensation of the Adviser. In consideration for the services to be performed under this Agreement, the Adviser shall receive from the Trust an annual management fee, as set forth on Appendix A. This fee will be accrued daily at the rate of 1/365th of the applicable advisory fee rate and payable monthly as soon as practicable after the last day of each month.

2.	Effective as of the date of this Amendment, Appendix A of the Agreement is replaced in its entirety with the new Appendix A attached hereto and incorporated by referenced herein.

3.	Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

ALPS VARIABLE INVESTMENT TRUST		ALPS ADVISORS, INC.

By:	/s/ Patrick D. Buchanan	By:	/s/ Thomas A. Carter
Name:	Patrick D. Buchanan	Name:	Thomas A. Carter
Title:	Treasurer	Title:	President

Exhibit (d)(viii)

Appendix A

Fund	Annual Advisory Fee Rate
ALPS/Stadion Core ETF Portfolio	50 basis points of the Fund’s daily net assets
ALPS/Stadion Tactical Growth Portfolio	75 basis points of the Fund’s daily net assets

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